Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and the related Prospectus of Camp4 Therapeutics Corporation for the registration of common stock, preferred stock, warrants, and debt securities and to the incorporation by reference therein of our report dated March 27, 2025, with respect to the consolidated financial statements of Camp4 Therapeutics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
November 10, 2025